EXHIBIT 99.1

                          VERVE, INC. STOCK OPTION PLAN




1. PURPOSE OF THE PLAN.

Under this Stock Option Plan (the "Plan") of VERVE, INCORPORATED. (the "Company") options may be granted to eligible employees and selected others to purchase shares of the Company's capital stock. The Plan is designed to enable the Company and its subsidiaries to attract, retain and motivate their employees by providing for or increasing the proprietary interests of such employees in the Company. The Plan provides for options which qualify as incentive stock options ("Incentive Options") under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), as well as options which do not so qualify.

2. STOCK SUBJECT TO PLAN.

The maximum number of shares of stock for which options granted hereunder may be exercised shall be 600,000 shares (3,000,000 authorized/20% allocated to the plan) of common stock without par value, of VERVE, INCORPORATED OF CALIFORNIA subject to the adjustments provided in Sections 6 and 11. Shares of stock subject to the unexercised portions of any options granted under this Plan which expire or terminate or are canceled may again be subject to options under the Plan. However, if stock appreciation rights are granted with respect to any options under this Plan, the total number of shares of stock for which further options may be granted under this Plan shall be irrevocably reduced not only when there is an exercise of an option granted under this Plan, but also when such option is surrendered upon an exercise of a stock appreciation right granted under this Plan, in either case by the number of shares covered by the portion of such option which is exercised or surrendered.

3. ELIGIBLE PARTICIPANTS.

The participants eligible to be considered for the grant of options hereunder are any persons regularly employed by the Company or its parent(s) or subsidiaries on a full-time or part-time basis and Selected Others as the Board of Directors may allow. Selected Others may not own stock and may only participate in this plan under paragraph 12, Stock Appreciation Rights.

4. MINIMUM EXERCISE PRICE.

The exercise price for each option granted hereunder shall be not less than 100% of the fair market value of the stock at the date of grant of the option.

5. NONTRANSFERABILITY.

Any option granted under this Plan shall by its terms be nontransferable. Any unvested option granted under this Plan shall by its terms not vest and no benefit therefore shall accrue to optionee or optionee's successors in interest except during the term of optionee's employment or association with Company. Any vested option granted under this Plan by its terms may pass to optionee's successors in interest by will or the laws of descent and distribution. This Option may be exercised only by the Grantee during the term of optionee's employment or association with Company or by optionee's descendents when optionee fulfilled all plan obligations during his or her lifetime.

6. ADJUSTMENTS.

If the outstanding shares of stock of the class then subject to this Plan are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments shall be made in the number and/or kind of shares or securities for which options may thereafter be granted under this Plan and for which options then outstanding under this Plan may thereafter be exercised. Any such adjustment in outstanding options shall be made without changing the aggregate exercise price applicable to the unexercised portions of such options, but with a corresponding adjustment in the exercise price per share or other unit.

7. MAXIMUM OPTION TERM.

No option granted under this Plan may be exercised in whole or in part more than six (6) years after its date of grant.

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8. PLAN DURATION.

Options may not be granted under this Plan more than three (3) years after the date of the adoption of this Plan, or of shareholder approval thereof, whichever is earlier.

9. PAYMENT.

Payment for stock purchased upon any exercise of an option granted under this Plan shall be made in full in cash or effective cash equivalent concurrently with such exercise, except that, if and to the extent the instrument evidencing the option so provides and if the Company is not then prohibited from purchasing or acquiring shares of such stock, such payment may be made in whole or in part with shares of the same class of stock as that then subject to the option, delivered in lieu of cash or cash equivalent concurrently with such exercise, the shares so delivered to be valued on the basis of the fair market value of the stock (determined in a manner specified in the instrument evidencing the option) on the day preceding the date of exercise.

10. ADMINISTRATION.

The  Plan  shall be  administered  by the  Company's  Board  of  Directors  (the
"Board.")

The interpretation and construction by the Board of any term or provision of the Plan or of any option granted under it shall be final. The Board may from time to time adopt rules and regulations for carrying out this Plan and, subject to the provisions of this Plan, may prescribe the form or forms of the instruments evidencing any option granted under this Plan.

Subject to the provisions of this Plan, the Board shall have full and final authority in its discretion to select the employees and others to be granted options, to grant such options and to determine the number of shares to be subject thereto, the exercise prices, the terms of exercise, expiration dates and other pertinent provisions thereof.

11. CORPORATE REORGANIZATION.

Upon the dissolution or liquidation of the Company or upon a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to options hereunder are changed into or exchanged for cash or property or securities not of the Company's issue, or upon a sale of substantially all the property of the Company to, or the acquisition of stock representing more than eighty percent (80%) of the voting power of the stock of the Company then outstanding by, and all options theretofore granted hereunder shall terminate, unless provision be made in writing in connection with such transaction for the continuance of the Plan and/or for the assumption of options theretofore granted, or the substitution for such options of options covering the stock of a successor employer corporation, or a parent or a subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, in which event the Plan and options theretofore granted shall continue in the manner and under the terms so provided.

If the Plan and unexercised options shall terminate pursuant to the foregoing sentence, all persons entitled to exercise and any unexercised portions of options then outstanding shall have the right, at such time prior to the consummation of the transaction causing such termination as the Company shall designate, to exercise the unexercised portions of their options, including the portions thereof which would, but for this paragraph entitled "Corporate Reorganizations," not yet be exercisable. The instrument evidencing any option may also provide for such acceleration of otherwise unexercisable portions of the option upon other specified events or occurrences, such as involuntary terminations of the option holder's employment following certain changes in the control of the Company.

12. STOCK APPRECIATION RIGHTS.

An option granted under this Plan includes the right (a "Stock Appreciation Right") to receive an amount equal to the excess of the Fair Market Value of the shares subject to unexercised portions of the corresponding option (The option to which the Stock Appreciation Right attaches.) over the exercise price for such shares under the option as of the date the Stock Appreciation Right is exercised. Non-employee plan participants are eligible for equity value increases only pursuant to this section.

The amount payable upon exercise of a Stock Appreciation Right may be paid in cash or in shares of the class then subject to the option (valued on the basis of their Fair Market Value, determined at the time of exercise of the Stock

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Appreciation  Right),  or in a combination of cash and such shares so valued. No
Stock Appreciation Right may be exercised in whole or in part:

     (A) other than in connection with the contemporaneous surrender without exercise of such corresponding option, or the portion thereof that corresponds to the portion of the Stock Appreciation Right being exercised, or

     (B) except to the extent that the corresponding option or such portion thereof is exercisable on the date of exercise of the Stock Appreciation Right, or

     (C) more than 9 months after vesting of the corresponding option, or

     (D) unless the class of stock then subject to the corresponding option is then "publicly traded."

Fair Market Value of shares shall be calculated on the basis of a private valuation utilizing a generally approved and accepted valuation model as implemented by the Company for setting the exercise price and the then current Fair Market Value.

13. RESTRICTED STOCK.

Shares of stock issued on exercise of an option granted under this Plan are subject to the following restrictions:

     (A) shares of restricted stock may not be sold or otherwise transferred or hypothecated;

     (B) if the employment or association of the holder of shares of restricted stock with the Company or a subsidiary is terminated for any reason, the Company (or any subsidiary designated by it) shall have the option for ninety (90) days after such termination of employment or association to purchase for cash all or any part of his restricted stock at the fair market value of the restricted stock on the date of such termination of employment or association (determined in a manner specified in the instrument evidencing the option); and

     (C) as to the shares of the stock affected thereby, any additional restrictions that may be imposed on particular shares of restricted stock as specifies in the instrument evidencing the option.

The restriction imposed under this Section 13 shall apply as well to all shares or other securities issued in respect of restricted stock in connection with any stock split, reverse stock split, stock dividend, recapitalization, reclassification, spin-off, merger, consolidation or reorganization, but such restrictions shall expire or terminate at such time or times as shall be specified therefor in the instrument evidencing the option which provides for the restrictions.

14. FINANCIAL ASSISTANCE.

The Company is vested with authority under this Plan to assist any employee to whom an option is granted hereunder (including any director or officer of the Company or any of its subsidiaries who is also an employee) in the payment of the purchase price payable on exercise of that option, by lending the amount of such purchase price to such employee on such terms and at such rates of interest and upon such security (or unsecured) as shall have been authorized by or under authority of the Board.

15. AMENDMENT AND TERMINATION.

The Board may alter, amend, suspend or terminate this Plan, provided that no such action shall deprive an optionee, without his consent, of any option granted to the optionee pursuant to this Plan or of any of his rights under such option. Except as herein provided, no such action of the Board, unless taken with the approval of the shareholders of the Company may:

     (A) increase the maximum number of shares for which options granted under this Plan may be exercised;

     (B) reduce the minimum permissible exercise price;

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     (C) extend the six year duration of this Plan set forth herein; or

     (D) alter the class of participants eligible to receive options under the Plan.

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